Exhibit 99.1

FOR IMMEDIATE RELEASE

STAMFORD INDUSTRIAL GROUP ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2008

•	Full year Revenues of $142.9 million; Up 29% from 2007
•	Full year Diluted Earnings Per Share of $4.31; $1.34 Per Share Before Non-Cash Items
•	Completes one-for-five reverse stock split effective February 20th, 2009
•	New stock ticker symbol SIDG.PK

Stamford, CT, March 16, 2009 — Stamford Industrial Group, Inc. (OTC: SIDG.PK. “SIG” or the “Company”), announced today financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter Consolidated Results

Consolidated revenue was $26.6 million, an increase of 1.0% or $0.2 million for the fourth quarter ended December 31, 2008, compared to $26.4 million for the fourth quarter ended December 31, 2007.  The increase in revenue is primarily due higher selling prices to existing customers; offset by lower scrap selling prices.

The Company’s consolidated gross profit margin was $1.2 million or 4.5% for the fourth quarter ended December 31, 2008, compared to $3.0 million or 11.3% for the fourth quarter ended December 31, 2007.  Our gross profit margin percentage decreased due to a decrease in sales volume, product mix, significantly higher costs of raw material, lower scrap selling prices, and an increase in direct labor costs, partially offset by improved raw material utilization rates.

The Company’s consolidated operating expenses were 10.5% of revenue or $2.8 million for the fourth quarter ended December 31, 2008 compared to 8.7% or $2.3 million for the fourth quarter ended December 31, 2007. The increase in operating expenses reflects an increase in marketing expenses of $0.2 million, and legal costs of $0.3 million

Net loss for the fourth quarter ended December 31, 2008 was $1.1 million or $0.13 per diluted share versus net income of $0.4 million or $0.04 per diluted share in the fourth quarter last year. Diluted loss per share before non-cash expenses for the fourth quarter ended December 31, 2008 was $0.20 per share.

The following chart reconciles net loss and diluted earnings per share on a GAAP basis to net loss and diluted earnings per share before non-cash expenses:

Reconciliation of GAAP EPS to Non-GAAP EPS	December 31, 2008
(unaudited)	Three Months Ended
	(unaudited)
	(in millions)	(per share Diluted)
Net loss - Diluted EPS	$(1.1)	$(0.13)

Deferred stock compensation expense	(0.3)	(0.04)
Depreciation and amortization expense	0.5	0.06
Related party stock expense	0.1	0.01
Tax provision, net	(0.8)	(0.10)
Total non-cash (benefit) expenses:	$(0.5)	$(0.07)
Net loss - Diluted EPS before non-cash benefits and expenses	$(1.6)	$(0.20)

Al Weggeman, CEO of Stamford Industrial Group, commented, “We were pleased with the financial results for the full fiscal year 2008; however it was clearly a tale of two economies.  The first three quarters of the year exhibited solid growth and customer demand, while during the fourth quarter of 2008 we experienced a sharp decline in sales.  As a management team we began taking steps during the fourth quarter to position the business for 2009.

While we generated strong operating cash flow in 2008, order activity slowed more sharply than we had expected in the access equipment and crane markets. As a result of downward trends in our revenues and earnings, the Company believes it may be in violation of one or more of the financial covenants under its credit agreement at the end of the second quarter of fiscal 2009, which would result in a default under its credit agreement, which if not amended, cured or waived would cause all amounts outstanding under our credit agreement to become immediately due and payable. We have commenced discussions with the lender under our credit agreement to seek an amendment of the credit agreement in the second quarter of 2009.  However, no assurance can be given that we will be able to successfully amend our credit agreement and avoid a default.  We anticipate that the amendment will entail upfront fees and higher interest costs than under our current credit agreement.

In response to the weaker economic outlook, we have taken ongoing measures to further reduce our costs. These actions include cutting executive and salaried compensation by 10%, reducing our workforce, slowing inventory purchases, implementing discretionary cost reductions, and reducing capital expenditures.  One of our key focuses in 2009 will be to generate operating cash flow and continued debt reduction.

With respect to acquisitions we continue to seek out acquisition candidates that meet our criteria and we believe that under the right pricing and financing circumstances a deal can be consummated.”

Cash Flow

Cash provided by operating activities was $4.3 million for the fourth quarter ended December 31, 2008, reflecting net loss of $1.1 million, depreciation and amortization of $0.5 million, non-cash related party stock-based compensation of $0.1 million and the change in working capital of $5.5 million, offset by deferred tax asset of $0.6 million and deferred stock-based compensation of $0.1 million

Free cash flow, defined as net cash provided by operating activities less capital expenditures, was $4.2 million.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands - unaudited)

Three Months Ended
December 31, 2008
Net cash provided by operating activities	$4,272
Less: Capital expenditures - Non-recurring	(22)
Less: Capital expenditures - Maintenance	(57)
Free Cash flow	$4,193

Free cash flow, which represents net cash provided by operating activities less capital expenditures, is presented in the earnings release because management believes that free cash flow is a common alternative to measure liquidity.

Year to Date Consolidated Results

Consolidated revenue was $142.9 million, an increase of 29.1% or $32.2 million for the year ended December 31, 2008, compared to $110.7 million for the year ended December 31, 2008.  The increase in revenue is primarily due to increased demand for our products from existing customers resulting in higher sales volume, increased spending in commercial and industrial construction and infrastructure building end markets, price increases to customers and an increase in average scrap selling prices.

The Company’s consolidated gross profit margin was $27.0 million or 18.9% of sales for the year ended December 31, 2008 as compared to $17.8 million or 16.1% of sales for the year ended December 31, 2007. The 17.4% increase in gross margin percentage was due to favorable product mix, lower scrap material rates, higher sales volume and price increases to customers, partially offset by higher cost of raw material, and an increase in direct labor cost due to higher volume.

The Company’s consolidated operating expenses were 10.1% of revenue or $14.5 million for the year ended December 31, 2008 compared to 10.7% or $11.8 million for the year ended December 31, 2007.  The change in dollars reflects an increase in employment-related expenses of $1.5 million, acquisition related costs of $0.6 million, legal expenses of $0.9 million, marketing expenses of $0.6 million, related party stock-based compensation of $0.3 million, depreciation expense of $0.3 million, lease expense of $0.1 million, and general overhead of $0.1 million, offset by a decrease in stock-based compensation expense of $1.7 million.

Net income for the year ended December 31, 2008 was $41.4 million or $4.31 per diluted share versus $3.0 million or $0.32 per diluted share for the year ended December 31, 2007.  Diluted earnings per share before non-cash expenses for the year ended December 31, 2008 was $1.34.

The following chart reconciles net income and diluted earnings per share on a GAAP basis to net income and diluted earnings per share before non-cash expenses:

Reconciliation of GAAP EPS to Non-GAAP EPS	December 31, 2008
(unaudited)	Year Ended
	(unaudited)
	(in millions)	(per share Diluted)

Net income - Diluted EPS	$41.4	$4.31

Deferred stock compensation expense	0.4	0.04
Depreciation and amortization expense	2.1	0.22
Related party stock expense	0.8	0.08
Tax benefit, net	(31.8)	(3.31)
Total non-cash (benefit) expenses:	$(28.5)	$(2.97)
Net income - Diluted EPS before non-cash benefits and expenses	$12.9	$1.34

Adjusted EBITDA Results

Earnings before interest, taxes, depreciation and amortization, deferred stock-based compensation, incentive compensation, other expense and related party stock and cash fees (‘‘Adjusted EBITDA’’) for the year ended December 31, 2008 increased by 59.0% to $16.7 million as compared to Adjusted EBITDA of $10.5 million for the year ended December 31, 2007. Within this press release is a reconciliation of net income as reported to Adjusted EBITDA.

Cash Flow

Cash provided by operating activities was $8.7 million for the year ended December 31, 2008, reflecting net income of $41.4 million, depreciation and amortization of $2.1 million, non-cash related party stock-based compensation of $0.8 million, provision for doubtful accounts of $0.3 million offset by deferred tax assets of $31.7 million and the change in working capital of $4.8 million.

Free cash flow, defined as net cash provided by operating activities less capital expenditures, was $8.1 million.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands - unaudited)

Year Ended
December 31, 2008
Net cash provided by operating activities	$8,730
Less: Capital expenditures - Non-recurring	(329)
Less: Capital expenditures - Maintenance	(334)
Free Cash flow	$8,067

Balance Sheet

As of December 31, 2008, the Company reported:

•
Total debt (short-term, current portion and long-term) was $21.8 million at December 31, 2008 compared to $30.8 million at December 31, 2007. The decrease in debt is due to payments on long-term debt of $4.0 million and payments on the Company’s line of credit facility of $6.5 million, offset by borrowings from the Company’s line of credit facility of $1.5 million to purchase fixed assets and fund working capital.

Net Operating Loss Carryforwards

The Company estimates that it presently has available approximately $113 million of federal net operating loss carryforwards for federal income tax purposes, subject to compliance with Section 382 of the Internal Revenue Code.

Liquidity

Our bank credit facility requires compliance with a number of covenants.  These covenants require us to meet certain financial tests, namely (a) to maintain a consolidated leverage ratio not in excess of 2.75 to 1.00 on the last day of any fiscal quarter, and (b) to maintain a consolidated fixed charge coverage ratio of not less than 1.35 to 1.00 for the period of four consecutive fiscal quarters ending on December 31, 2008 and a consolidated fixed charge coverage ratio of not less than 1.50 to 1.00 for the period of four consecutive fiscal quarters ending on or after March 31, 2009.  As of December 31, 2008 our consolidated leverage ratio was 1.22 and our fixed charge coverage ratio was 2.50. The covenants also limit, in certain circumstances, our ability to take a variety of actions, including:  incur indebtedness; create or maintain liens on our property or assets; make investments, loans and advances; engage in acquisitions, mergers, consolidations and asset sales; and pay dividends and distributions, including share repurchases.  Our bank credit facility also contains customary events of default.

While we complied with all of our financial covenants under the bank credit facility as of December 31, 2008, downward trends in our revenues and earnings are expected to continue to adversely affect our financial results causing us to lower our expectations for at least the remainder of 2009. Consequently, the Company believes it may be in violation of one or more of the financial covenants under its credit agreement at the end of the second quarter of fiscal 2009, which would result in a default under its credit agreement, which if not amended, cured or waived would cause all amounts outstanding under our credit agreement to become immediately due and payable.  In the event of a default, we cannot assure you that we would have sufficient funds to repay all of the outstanding amounts, which could result in the exercise by the lender under the credit agreement of all of its rights and remedies available to it, such as seizing any and all collateral pledged under the credit agreement which would have a material adverse effect on the market price of our common stock, our business, financial condition and results of operations.  As a result of the foregoing, there is substantial doubt about our ability to continue as a going concern.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company also believes that presentation of certain non-GAAP measures, i.e., EBITDA, Adjusted EBITDA, Free Cash Flow and EPS before non-cash expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides, to the nearest GAAP measures, a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures in the financial tables within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Conference Call Scheduled For March 16, 2009, At 4:30 P.M.  (Eastern Standard Time)

The Company will host a conference call on Monday, March 16th at 4:30 p.m. Eastern Time. The call will compare Stamford Industrial Group’s consolidated results of operations for the fourth quarter and year ended December 31, 2008 to the consolidated results of operations for the fourth quarter and year ended December 31, 2007.  The conference call will be followed by a question-and-answer session.  To participate in this call, dial (866) 939-3921 any time after 4:20 p.m. Eastern Standard Time. International callers should dial (678) 302-3550.

About Stamford Industrial Group, Inc.

Stamford Industrial Group, Inc. is working to build a diversified global industrial manufacturing group through organic and acquisition growth initiatives that will complement and diversify existing business lines.  Concord Steel, Inc., a wholly-owned subsidiary of Stamford Industrial Group, acquired in October 2006, is a leading independent manufacturer of steel counter-weights and structural weldments that are incorporated into a variety of industrial equipment, including aerial work platforms, cranes, scaffolding, elevators and material handling equipment.

Additional information about Stamford Industrial Group, Inc. can be found at http://www.Stamfordig.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our inability to secure necessary financing, our inability to continue to comply with the financial covenants under our credit agreement, our ability to implement our acquisition growth strategy and integrate and successfully manage any businesses that we acquire, our ability to continue to grow revenues in our operating divisions, our ability to use our net operating loss carry forward, changes in the Company’s relationship with customers, changes in the  demand for counterweights or the growth of the construction industry, changes in our relationship with our unionized employees, the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that use our products,  declines in the business of our customers, the loss of major customers, reductions to our deferred tax assets or recognition of such assets, the price of steel, and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.stamfordig.com or the Securities and Exchange Commission’s web site at www.sec.gov.

For more information, contact:
Albert W. Weggeman, CEO
(203) 428-2200
AWeggeman@Stamfordig.com

Jonathan LaBarre, CFO
(203) 428-2200
JLaBarre@Stamfordig.com

- Tables follow -

STAMFORD INDUSTRIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Revenues	$26,572	$26,361	$142,914	$110,743
Cost of revenues	25,358	23,386	115,952	92,926
Gross margin	1,214	2,975	26,962	17,817
Operating expenses:
Sales and marketing	481	272	1,941	1,315
General and administrative	2,246	1,910	11,700	9,938
Related party stock compensation	116	113	829	507
Total operating expenses	2,843	2,295	14,470	11,760

Income from operations	(1,629)	680	12,492	6,057

Other (expense) income:
Interest income	—	—	1	6
Interest expense	(493)	(756)	(1,985)	(2,691)
Other income (expense)	(28)	2	20	(137)
Total other expense, net	(521)	(754)	(1,964)	(2,822)

Income before taxes	(2,150)	(74)	10,528	3,235

(Benefit) provision for income taxes	(1,040)	(433)	(30,868)	203
Net income	$(1,110)	$359	$41,396	$3,032

Basic net (loss) income per share	$(0.13)	$0.04	$4.94	$0.36
Shares used in basic calculation	8,420	8,360	8,385	8,350

Diluted net (loss) income per share	$(0.13)	$0.04	$4.31	$0.32
Shares used in diluted calculation	8,420	9,532	9,626	9,529

-More-

STAMFORD INDUSTRIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$303	$1,236
Accounts receivable, net	9,806	8,341
Inventories	15,748	13,825
Deferred tax asset	519	2,684
Prepaid expenses and other current assets	149	496
Total current assets	26,525	26,582

Property, plant and equipment, net	8,160	8,608

Deferred financing costs, net	493	645
Intangible assets, net	19,476	20,524
Deferred tax asset	39,188	5,368
Other assets	205	210
Total assets	$94,047	$61,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$286	$5,286
Current portion of long-term debt	4,000	4,000
Accounts payable	6,335	7,768
Accrued expenses and other liabilities	3,062	2,742
Income taxes payable	8	73
Total current liabilities	13,691	19,869

Long-term debt, less current portion	17,533	21,533
Other long-term liabilities	242	889
Total liabilities	31,466	42,291

Commitments and contingencies

Stockholders’ equity:
Preferred stock — $.0001 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Common stock — $.0001 par value; 100,000 shares authorized; 8,420 and 8,360 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	3	3
Additional paid-in capital	247,885	246,346
Accumulated deficit	(185,307)	(226,703)
Total stockholders’ equity	62,581	19,646
Total liabilities and stockholders’ equity	$94,047	$61,937

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STAMFORD INDUSTRIAL GROUP, INC.
RECONCILIATION OF NET INCOME AS REPORTED TO ADJUSTED EBITDA (UNAUDITED)
(in thousands)

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Net income	$(1,110)	$359	$41,396	$3,032
Taxes	(1,040)	(433)	(30,868)	203
Interest expense, net	493	756	1,984	2,685
Other (income) expense	28	(2)	(20)	137
Income from operations	(1,629)	680	12,492	6,057
Depreciation - Cost of revenues	174	193	669	434
Depreciation - Operating expense	113	102	413	152
Amortization	262	262	1,048	1,048
EBITDA	(1,080)	1,237	14,622	7,691
Deferred stock-based compensation	(110)	(336)	448	1,665
Incentive compensation	(183)	(125)	335	118
Related party consulting fee	125	125	500	500
Related party stock fee	116	113	829	507
Adjusted EBITDA	$(1,132)	$1,014	$16,734	$10,481

EBITDA represents earnings before interest, taxes, depreciation and amortization and other special items. Adjusted EBITDA includes EBITDA and additonal non-cash items of deferred stock-based compensation, incentive compensation, Kanders & Company stock and cash fees.  Adjusted EBITDA is presented in the earnings release because management believes that Adjusted EBITDA, as defined above, is a common alternative to measure value and performance. We cannot assure you that this measure is comparable to similarly titled measures presented by other companies.